Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-36085 and 333-137632) pertaining to the 401(k) Plan of IndyMac Bank, F.S.B. of our report dated June 25, 2008, with respect to the financial statements and schedules of the IndyMac Bank, F.S.B. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
June 25, 2008